PROSPECTUS Dated May 5, 1999                        Pricing Supplement No. 73 to
PROSPECTUS SUPPLEMENT                       Registration Statement No. 333-75289
Dated May 6, 1999                                                    May 3, 2000
                                                                  Rule 424(b)(3)


                        Morgan Stanley Dean Witter & Co.
                          MEDIUM-TERM NOTES, SERIES C
                            Senior Fixed Rate Notes

                            -----------------------


     We, Morgan Stanley Dean Witter & Co., have the option to redeem these notes in whole, but not in part, prior to the maturity date. We may redeem these notes by giving you not less than 30 nor more than 35 calendar days notice on every May 22 and November 22, commencing May 22, 2003. We describe the basic features of this type of note in the section called "Description of Notes--Fixed Rate Notes" in the accompanying prospectus supplement, subject to and as modified by the provisions described below.


Principal Amount:             $20,000,000

Maturity Date:                May 22, 2015

Settlement Date
   (Original Issue Date):     May 22, 2000

Interest Accrual Date:        May 22, 2000

Issue Price:                  98.125%

Specified Currency:           U.S. Dollars

Redemption
   Percentage:                100%

Redemption Dates:             Redeemable in whole, but not in part, at our
                              option upon not less than 30 nor more than 35 calendar days notice on every May 22 and November 22, commencing May 22, 2003

Annual Redemption
   Percentage Reduction:      N/A

Interest Rate:                8.25% per year

Interest Payment
   Dates:                     Each May 22 and November 22, commencing
                              November 22, 2000

Interest Payment
   Period:                    Semi-annually

Book Entry Note or
   Certificated Note:         Book Entry Note

Senior Note or
   Subordinated Note:         Senior Note

Agent:                        Morgan Stanley & Co. Incorporated

Trustee:                      The Chase Manhattan Bank

Minimum
   Denomination:              $1,000

CUSIP:                        61745EPU9


      Terms not defined above have the meanings given to such terms in the accompanying prospectus supplement.


                           MORGAN STANLEY DEAN WITTER